Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended June 30,
	2007	2006
Earnings available to cover fixed charges:
Income from continuing operations	$18,231	$34,766
Interest expense	20,569	19,680
Minority interest convertible into Common Stock	465	491

Earnings available to cover net fixed charges	$39,265	$54,937

Fixed charges:
Interest expense	$20,569	$19,680
Interest capitalized	6,313	4,120

Fixed charges	$26,882	$23,800

Preferred stock dividends	4,468	4,468

Fixed charges and preferred stock dividends	$31,350	$28,268

Earnings available to cover fixed charges	$39,265	$54,937
Divided by fixed charges	$26,882	$23,800

Ratio of earnings to fixed charges	1.5x	2.3x

Earnings available to cover fixed charges	$39,265	$54,937
Divided by fixed charges and preferred stock dividends	$31,350	$28,268

Ratio of earnings to combined fixed charges and preferred stock dividends	1.3x	1.9x

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Six Months Ended June 30,
	2007	2006
Earnings available to cover fixed charges:
Income from continuing operations	$33,497	$42,326
Interest expense	40,589	40,470
Minority interest convertible into Common Stock	939	994

Earnings available to cover net fixed charges	$75,025	$83,790

Fixed charges:
Interest expense	$40,589	$40,470
Interest capitalized	12,136	7,781

Fixed charges	$52,725	$48,251

Preferred stock dividends	8,936	8,936

Fixed charges and preferred stock dividends	$61,661	$57,187

Earnings available to cover fixed charges	$75,025	$83,790
Divided by fixed charges	$52,725	$48,251

Ratio of earnings to fixed charges	1.4x	1.7x

Earnings available to cover fixed charges	$75,025	$83,790
Divided by fixed charges and preferred stock dividends	$61,661	$57,187

Ratio of earnings to combined fixed charges and preferred stock dividends	1.2x	1.5x